UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2024

THE CONTAINER STORE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36161	26-0565401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Freeport Parkway Coppell, TX	75019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 538-60000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	TCS	New York Stock Exchange

Preferred Stock Purchase Rights	—	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

Issuance and Sale of Series B Convertible Preferred Stock

On October 15, 2024, The Container Store Group, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Beyond, Inc., a Delaware corporation (the “Purchaser”). Pursuant to the Purchase Agreement (and subject to the conditions contained therein), the Company has agreed to issue and sell to the Purchaser and the Purchaser has agreed to purchase from the Company (the “Equity Investment”) (a) 40,000 shares of a new class of its capital stock titled its “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”) with an initial conversion price of $17.25 plus (b) the number of shares of Series B Convertible Preferred Stock attributable to the Purchaser’s expenses incurred in connection with the Purchase Agreement and the Equity Investment (not to exceed $500,000) for an aggregate purchase price of $40,000,000. In connection with the issuance of the Series B Convertible Preferred Stock, the Company will file a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware designating, authorizing an aggregate of 40,500 shares, and establishing the terms, of the Series B Convertible Preferred Stock.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Purchaser, including covenants relating to the conduct of the Company’s business between the date of the signing of the Purchase Agreement (the “Signing” and such date of Signing, the “Signing Date”) and the closing of the Equity Investment (the “Closing” and such date of Closing, the “Closing Date”). Such covenants include, among other things, restrictions on the Company’s ability to issue equity interests or incur indebtedness for borrowed money, in each case, outside the ordinary course of business between the Signing Date and the Closing Date (such period, the “Interim Period”). The Purchase Agreement also provides that during the Interim Period, the Company is prohibited from initiating, soliciting or encouraging change of control proposals from third parties, other than the Purchaser.

The Equity Investment is subject to certain closing conditions, including the Company refinancing or amending its existing secured credit facilities in a manner that is acceptable to the Purchaser in its sole discretion.

The Purchase Agreement contains termination rights for the Company and the Purchaser, including, among others, by either the Company or the Purchaser if the Closing does not occur before January 31, 2025 by reason of the failure of any of the applicable closing conditions set forth in the Purchase Agreement to be satisfied.

Restrictions on Transfer

Following the Closing Date, the Purchaser may not transfer any of the Series B Convertible Preferred Stock to any person, except to affiliates of Purchaser and in connection with certain financings.

Designations of Series B Convertible Preferred Stock

The Series B Convertible Preferred Stock will have a par value of $0.01 per share and a liquidation preference of $1,000 per share (the “Liquidation Preference”). The Series B Convertible Preferred Stock will rank senior to the Company’s common stock, $0.01 par value per share (the “Common Stock”), with respect to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily, then the holders of the Series B Convertible Preferred Stock will be entitled to receive payment of the Change of Control Repurchase Price (as defined below) out of the Company’s assets or funds legally available for distribution to its stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, holders of the Common Stock or other junior stock.

The Series B Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to 10% on the Liquidation Preference thereof (the “Regular Dividend Rate”), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on the Series B Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”); provided, however, that if the “Requisite Stockholder Approval” (as defined in the Certificate of Designations to cover certain approvals under the New York Stock Exchange Listing Standards relating to the voting and conversion rights of the Series B Convertible Preferred Stock) has not been obtained or the “Financing Change of Control Amendment” (as defined in the Certificate of Designations, which generally refers to the amendment of certain change of control provisions (or negotiation of such provisions, in the case of a refinancing) of the Company’s credit agreements, permitting the Purchaser and its affiliates to own more than 35% of the Company’s voting equity securities) has not been effectuated on or before December 31, 2024 (the “Requisite Approvals Deadline Date”), then on the Requisite Approvals Deadline Date, and on each one (1) year anniversary thereto (if the Requisite Stockholder Approval has not been obtained, or the Financing Change of Control Amendment has not been effectuated, by such anniversary), the Regular Dividend Rate will be increased by an additional 100 basis points until such time that the Requisite Stockholder Approval is obtained and the Financing Change of Control Amendment is effectuated, at which time the Regular Dividend Rate will be adjusted to 10% per annum. Dividends will accumulate, quarterly in arrears (each a “Regular Dividend Payment Date”), beginning on the first applicable date following the Closing Date. On each Regular Dividend Payment Date, the dollar amount (expressed as an amount per share of Series B Convertible Preferred Stock) of dividends that have accumulated on the Series B Convertible Preferred Stock during a “Regular Dividend Period” (as defined in the Certificate of Designations) will (automatically and without the need of any action on the part of the Company or any other person) be added to the Liquidation Preference of each share of Series B Convertible Preferred Stock outstanding as of such time. Dividends will not be paid in cash except to the extent included in the “Change of Control Repurchase Price” (as defined in the Certificate of Designations) or the Redemption Price (as defined below) for the Series B Convertible Preferred Stock.

Unless previously converted, repurchased or redeemed, each outstanding share of Series B Convertible Preferred Stock will, subject to the availability of sufficient funds legally available, automatically be redeemed (the “Mandatory Redemption”) for a cash purchase price equal to (i) the Liquidation Preference of such share as of the close of business on the date that is five (5) years from the initial issuance date (the “Mandatory Redemption Date”) for such Mandatory Redemption; plus (ii) accumulated and unpaid Regular Dividends on such share to, but excluding, such Mandatory Redemption Date (to the extent such accumulated and unpaid Regular Dividends are not included in such Liquidation Preference) (the “Redemption Price”).

Subject to certain exceptions, the holders of the Series B Convertible Preferred Stock will have the right to convert all or any portion of their shares of Series B Convertible Preferred Stock at any time before the Mandatory Redemption into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the Liquidation Preference of such share of Series B Convertible Preferred Stock immediately before the close of business on the conversion date for such conversion plus accumulated and unpaid dividends, if any, not included in such Liquidation Preference; by (ii) the conversion price in effect immediately before the close of business on such conversion date (the “Conversion Consideration”). The initial conversion price is equal to $17.25, which is subject to customary anti-dilution adjustment provisions.

In addition, the Series B Convertible Preferred Stock will automatically convert in certain circumstances and subject to certain conditions if the Company amends the maturity date of its senior secured term loans to a date no earlier than January 31, 2028 or if a “Change of Control” (as defined in the Certificate of Designations) occurs and the Company elects to cause the Series B Convertible Preferred Stock to convert.

If a Change of Control occurs, then the holders of the Series B Convertible Preferred Stock will have the right, subject to the availability of sufficient funds legally available, to require the Company to repurchase all, or any whole number of shares that is less than all, of such holder’s Series B Convertible Preferred Stock for a cash purchase price equal to the product of (i) 115% and (ii) the sum of (A) Liquidation Preference of such share at the close of business on the repurchase date for such Change of Control and (B) accumulated and unpaid Regular Dividends on such share to, but excluding, such repurchase date for such Change of Control (to the extent such accumulated and unpaid Regular Dividends are not included in such Liquidation Preference) (the “Change of Control Repurchase Price”).

The Series B Convertible Preferred Stock will have voting rights with respect to certain amendments to the Company’s Amended and Restated Certificate of Incorporation or the Certificate of Designations, certain business combination transactions and certain other matters. Subject to certain limitations, holders of the Series B Convertible Preferred Stock will also have the right to vote on an as-converted basis, together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock.

Stockholders Agreement

In connection with the Equity Investment, at the Closing, the Company and the Purchaser will enter into a Stockholders Agreement (the “Stockholders Agreement”).

Purchaser’s Directors and Nominees

After the Closing Date and until the date that the Series B Convertible Preferred Stock is required to convert into Common Stock in accordance with the Certificate of Designations (the “Conversion Date”), for so long as the Purchaser’s percentage ownership of the Company (measured on an as-converted basis) (the “Share Percentage Ownership”) is at least 10%, the Purchaser will have the right to nominate one (1) director for election to the board of directors of the Company (the “Board”).

After the Conversion Date, for so long as the Purchaser’s Share Percentage Ownership is (a) at least 20%, the Purchaser will have the right to nominate two (2) directors for election to the Board or (b) less than 20% but greater than 10%, the Purchaser will have the right to nominate one (1) director for election to the Board.

If the Purchaser’s Share Percentage Ownership is less than 10%, it will not have the right to nominate any directors for election to the Board.

In addition, prior to the Conversion Date, the Purchaser has the right to designate one (1) non-voting observer to the Board.

Standstill

Subject to certain customary exceptions, until the earlier of (i) one (1) year anniversary of the Conversion Date and (ii) the date that the Commercial Agreement (as defined below) is validly terminated by the Purchaser due to a material breach by the Company of the terms thereof (the “Standstill Expiration Date”), the Purchaser will be prohibited from, among other things, (i) acquiring equity securities of the Company, (ii) effecting an acquisition, by tender or exchange offer, merger, amalgamation or a similar business combination, of the Company, (iii) soliciting proxies or seeking a director/management change in the Company, (iv) forming, joining or participating in any “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), (the "Exchange Act") with respect to the Company and (v) nominating candidates for election to the Board or otherwise seeking representation on the Board (subject to the Purchaser’s nomination rights) or seeking removal of any member of the Board (except for such person nominated by the Purchaser).

Voting Rights

Subject to the Purchaser’s rights to nominate a director to the Board, until the Standstill Expiration Date, at each annual or special meeting of the stockholders of the Company, the Purchaser will agree to vote all of the shares of Series B Convertible Preferred Stock, shares of Common Stock issued upon conversion of such Series B Convertible Preferred Stock, and other shares of Common Stock owned, directly or indirectly, of record or beneficially by the Purchaser (i) in favor of each director nominated or recommended by the Board for election at any such meeting, and against the removal of any director who has been elected following nomination or recommendation by the Board and (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting. The Purchaser also will agree to be present, in person or by proxy, at all meetings of the stockholders of the Company.

Information Rights

For so long as the Purchaser’s Share Ownership Percentage is at least 10%, the Purchaser will be entitled to customary information rights, including, audited annual and unaudited quarterly financial statements of the Company.

Participation and Notification Rights

The Stockholders Agreement also will grant the Purchaser certain participation and notification rights, including, among other things (i) from and after Closing Date, until the Standstill Expiration Date, the Company is required to provide the Purchase written notice of any unsolicited acquisition proposal regarding a potential fundamental change or change of control and (ii) so long as the Purchaser’s Share Ownership Percentage is at least 10%, if the Company determines to initiate a strategic alternatives process that could reasonably be expected to give rise to a change of control transaction or other extraordinary transaction, the Company will be required to provide the Purchaser written notice and provide the Purchaser a bona fide opportunity to participate in such strategic alternatives process (but the Company will not be obligated to enter into a strategic alternative transaction with the Purchaser in connection with such process).

Registration Rights

Pursuant to the Stockholders Agreement, the Company also will grant, among other things, the Purchaser certain registration rights. Pursuant to these rights, the Company will be required to use its reasonable best efforts to cause the registration of the shares of Common Stock issued or issuable upon conversion of the Series B Convertible Preferred Stock.

Voting Agreement

On October 15, 2024, in connection with the Equity Investment, the Company, the Purchaser and certain of the Company’s stockholders (including Leonard Green & Partners, L.P.) and the Company’s directors and officers (each, a “Specified Company Stockholder” and collectively, the “Specified Company Stockholders”) each entered into a Voting Agreement (the “Voting Agreement”) pursuant to which each Specified Company Stockholder agreed to refrain from taking certain corporate actions regarding the Company and agree to vote all of their shares of Common Stock (and other equity interests of the Company then-owned) in favor of the proposal to remove the 19.9% cap at the Stockholder Meeting.

Rights Plan Amendment

On October 15, 2024, the Company and Equiniti Trust Company (the “Rights Agent”) entered into an Amendment (the “Rights Agreement Amendment”) to the Rights Agreement, by and between the Company and the Rights Agent, dated as of October 8, 2024 (the “Rights Agreement”), which provides that none of the Purchaser or its Permitted Transferees (as defined in the Purchase Agreement) will be deemed an “Acquiring Person” (as defined in the Rights Agreement), either individually or together, solely by virtue of or as a result of, (i) the approval, adoption, execution, delivery or performance of the Transaction Documents (as defined in the Purchase Agreement), (ii) the acquisition or right to acquire beneficial ownership of the Common Stock, as a result of the execution and entry into of the Transaction Documents, including any conversion of the shares of Series B Convertible Preferred Stock into Common Stock acquired pursuant thereto, or (iii) the announcement or consummation of any of the transactions contemplated by the Transaction Documents. The Rights Agreement otherwise remains in full force an effect in accordance with the terms previously disclosed by the Company.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Rights Agreement Amendment, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Credit Agreement Amendment

On October 8, 2024, The Container Store, Inc. (“TCS”), a wholly-owned subsidiary of the Company, entered into Amendment No. 9 (the “Amendment”) to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, extended, restated, replaced, or supplemented prior to the effectiveness of the Amendment, the “Existing Term Loan Credit Agreement”) among TCS, the guarantors party thereto, including the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, which constituted the Required Lenders (as defined in the Existing Term Loan Credit Agreement).

The Amendment amends the Existing Term Loan Credit Agreement to, among other things: (i) waive the testing of the consolidated leverage ratio covenant (defined in the Existing Term Loan Credit Agreement as the ratio of total debt to consolidated EBITDA) for the second quarter of fiscal year 2024, (ii) add a covenant for the Company to enter into a qualified financing transaction, subject to the approval of the Required Lenders by November 15, 2024 (as such date may be extended by the Required Lenders), and (iii) amend certain of the covenants in the Existing Credit Term Loan Agreement, which, among other things, further restrict the Company and its subsidiaries’ ability to incur additional indebtedness or engage in certain non-ordinary course transactions. In connection with the Amendment, a customary fee was paid in-kind to consenting lenders.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 with respect to the Amendment is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities

The information contained in Item 1.01 with respect to the Purchase Agreement is incorporated by reference into this Item 3.02. The issuance and sale of 40,500 shares of Series B Convertible Preferred Stock (together with the amount of shares attributable to the Purchaser's expenses, as described above) by the Company to the Purchaser pursuant to the Purchase Agreement is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser has represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series B Convertible Preferred Stock are being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing shares of Series B Convertible Preferred Stock or shares of Common Stock issued in connection with any future conversion of the Series B Convertible Preferred Stock.

The shares of Common Stock issuable to the Purchaser upon conversion of shares of the Series B Convertible Preferred Stock will be issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act or pursuant to another available exemption.

Item 3.03. Material Modification to Rights of Security Holders

The information contained in Item 1.01, other than with respect to the Credit Agreement Amendment, is incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information contained in Item 1.01 with respect to the Certificate of Designations is incorporated by reference into this Item 5.03.

Item 7.01. Regulation FD Disclosure

On October 15, 2024, the Company issued a press release (the “Press Release”) announcing the Company’s execution of the Purchase Agreement and the Amendment. The full text of the Press Release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

The information disclosed in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of the Exchange Act , or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 8.01. Other Events

Collaboration Agreement

On October 15, 2024, in connection with the Equity Investment, the Company and the Purchaser entered into a Collaboration Agreement (the “Collaboration Agreement”) pursuant to which each of the Company and the Purchaser desire to work together to identify, evaluate and prioritize collaboration opportunities which are mutually beneficial to their respective business, including, among other things, (i) reducing customer acquisition costs and increasing marketing ROI through sharing customer data (where possible) and joint marketing efforts across their respective organizations and affiliates, (ii) enhancing mutual assortments by leveraging relevant brands, products, and channels across their respective organizations and affiliates, (iii) optimizing the .com experience by sharing technical resources and services, as well as products, branding and creative content across their respective organizations and affiliates, (iv) capturing benefits of scale by sharing resources (i.e., technical, product, data, vendor, people, etc.) across their respective organizations and affiliates and (v) delivering better customer experiences, convenience, and value by offering cross-company programs (i.e., offers, integrated loyalty program, credit card).

If the Purchase Agreement is terminated prior to the Closing, the Collaboration Agreement will automatically terminate.

Item 9.01. Financial Statements and Exhibits

(d)

 Exhibits

Exhibit Number	Description
10.1	Amendment to Rights Agreement, dated October 15, 2024, by and between the Company and Equiniti Trust Company.
99.1	Press Release, dated October 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

About The Container Store Group, Inc.

The Container Store Group, Inc.

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, X, Instagram, TikTok, YouTube, Pinterest, and LinkedIn.

Additional Information About the Transaction and Where to Find It

This communication relates to, among other things, the proposed transaction of the issuance of preferred stock by the Company pursuant to the definitive documents, which provides that the Company shall use efforts to call and hold a special meeting of the stockholders of the Company, as promptly as reasonably practicable following the closing of the transaction, to seek stockholder approval. In connection with the proposed special meeting of stockholders to seek stockholder approval, the Company will file relevant materials with the Securities Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the Securities Exchange Commission or send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF THE CONTAINER STORE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONTAINER STORE AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by The Container Store with the SEC at the SEC’s website at www.sec.gov or from The Container Store at its website at https://investor.containerstore.com.

Participants in the Solicitation

The Container Store and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of The Container Store’s stockholders in connection with the proposed transaction will be set forth in The Container Store’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by The Container Store’s stockholders. You may also find additional information about The Container Store’s directors and executive officers in The Container Store’s Annual Report on Form 10-K for the fiscal year ended March 30, 2024, which was filed with the SEC on May 28, 2024, The Container Store’s Definitive Proxy Statement for its 2024 annual meeting of stockholders, which was filed with the SEC on July 9, 2024, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the terms and potential benefits of our collaboration with Beyond; expectations regarding positive same store sales growth, improved profitability and creating shareholder value; Beyond’s potential equity investment, the potential amendment or refinancing of our debt; and our strategies, priorities, challenges and initiatives and growth opportunities. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, risks relating to our collaboration with Beyond; the equity investment by Beyond is subject to conditions, including our ability to amend or refinance our debt in a manner commercially acceptable to Beyond; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K on May 28, 2024 filed with the Securities and Exchange Commission (the “SEC”) and our other reports filed with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication. Any such forward-looking statements represent management’s estimates as of the date of this communication. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this communication.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Container Store Group, Inc.
(Registrant)

Date: October 15, 2024	By:	/s/ Satish Malhotra
	Name:	Satish Malhotra
	Title:	President & Chief Executive Officer